                                                                    EXHIBIT 10.2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                          (Restated as of July 1, 1998)


          THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and effective as of July 1, 1998, by and between THE SIRENA APPAREL GROUP, INC., a Delaware corporation (the "Company"), and DOUGLAS ARBETMAN (the "Employee"), with respect to the following facts:

          A. The Company desires to be assured of the continued association and services of the Employee in order to take advantage of his experience, knowledge and abilities in the Company's business, and is willing to employ the Employee, and the Employee desires to be so employed, on the terms and conditions set forth in the Agreement.

          B. The Employee from time to time in the course of his employment may learn trade secrets and other confidential information concerning the Company, and the Company desires to safeguard such trade secrets and confidential information against unauthorized use and disclosure.

          C. The Company and the Employee intend this Agreement to be a complete amendment and restatement of all previous agreements and understandings between them as to the subject matter hereof and to wholly supersede any and all such prior agreements and/or understandings.

          ACCORDINGLY, on the basis of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

          1. EMPLOYMENT

               1.1 Employment. The Company hereby employs the Employee as President and Vice Chairman of the Company's Board of Directors, and the Employee hereby accepts such employment, on the terms and conditions set forth below, to perform during the term of the Agreement such services as are required hereunder.

               1.2 Duties. The Employee shall report to the Company's Chief Executive Officer and shall render such services to the Company, and shall perform such duties and acts, as reasonably may be required by the Chief Executive Officer and by the Company's Board of Directors in connection with any aspect of the Company's business. Employee's duties shall generally relate to corporate merchandising, marketing and sales.

               1.3 Service to Others. The Employee shall devote his entire productive time, ability and attention to, and shall diligently and conscientiously use his best efforts to further, the Company's business, and shall not, without the prior written consent of the Company's Board of Directors in each instance, perform services of any kind, whether or not for compensation, for any person other than the Company, which services, in the sole opinion of the Company's Board of Directors, might materially interfere with the performance of his duties hereunder.



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               1.4 Effective Date. The Agreement shall be made and effective
July 1, 1998 and, on said date, shall wholly supersede and replace all prior agreements or understandings relating to Employee's employment with the Company.

          2. COMPENSATION

               2.1 Compensation. As the total consideration for the services which the Employee renders hereunder, the Employee shall be entitled to the following:

                    (a) an annual base salary of $350,000, subject to such periodic increases, if any, as the Company's Board of Directors may deem to be appropriate in its sole discretion, less income tax and other applicable withholdings, payable in weekly installments consistent with the payments practices generally applicable to employees of the Company;

                    (b) an annual bonus of up to one hundred percent (100%) of the Employee's annual base salary based upon achievement by the Company of the performance criteria set forth in Exhibit A, less income tax and other applicable withholdings; provided, however, that, upon execution of this Agreement by Employee and the Company, Employee's bonus in respect of the Company's fiscal year ended June 30, 1998 shall be fixed at $365,000;

                    (c) participation in all benefit plans or programs sponsored by the Company for executive officers in general, including, without limitation, participation in any group health plan, medical reimbursement plan, dental plan, disability insurance plan (the costs, including premiums, for each of the foregoing plans shall be paid exclusively by the Company), life insurance plan (on terms at least as beneficial to the Employee as terms offered Employee on the date of this Agreement) and pension and profit sharing plan;

                    (d) reimbursement of any and all reasonable and documented expenses incurred by the Employee from time to time in the performance of his duties hereunder;

                    (e) four (4) weeks paid vacation per year, at such time or times as the Company's Board of Directors may authorize, and all paid holidays observed by the Company; provided, however, that such vacation shall be taken annually and shall not cumulate from year to year (it being understood and agreed that the Employee's accrued vacation at the inception of this Agreement, in respect of past service, is four (4) weeks and that Employee is entitled to time off in respect of accrued vacations earned under the previous terms of Employee's employment aggregating $55,000 which shall be paid to Employee without interest upon request by Employee);

                    (f) an automobile allowance in the amount of $850 per month, together with reimbursement of all expenses for insurance, fuel and maintenance;

                    (g) term life insurance in the amount of $500,000 payable as directed by the Employee; and



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                    (h) options to purchase up to 100,000 shares of Common Stock of the Company of which options to purchase up to 33,333 shares of such stock shall, upon the terms and subject to the conditions set forth in Exhibit A, be awarded in respect of each of the first three years of employment under this Agreement.

               2.2 Illness. Subject to the limitations contained in Section 3.2(c) and 3.3(i) of the Agreement, if the Employee shall be unable to render the services required hereunder on account of personal injuries or physical or mental illness, he shall continue to receive all payments provided in the Agreement; provided, however, that any such payments may, at the sole option of the Company, be reduced by any amount that the Employee receives for the period covered by such payments as disability compensation under insurance policies, if any, maintained by the Company or under government programs.

          3. TERM OF EMPLOYMENT AND TERMINATION

               3.1 Term. Unless sooner terminated pursuant to Section 3.2 of the Agreement, the term of employment under the Agreement shall be for a period commencing on July 1, 1998 and ending on June 30, 2001; provided, however, that such term of employment shall automatically be renewed from year to year for successive one (1) year terms unless written notice of intent not to renew is given by either the Company or the Employee on or before December 31 of any year prior to the June 30 scheduled expiration of the term hereof.

               3.2 Termination. Employment under the Agreement shall terminate prior to the expiration of its term upon the happening of any of the following events:

                    (a) the mutual agreement of the Company and the Employee;

                    (b) the death of the Employee;

                    (c) at the Company's option if, in the reasonable judgment of the Company's Board of Directors, the Employee has become so physically or mentally disabled as to be incapable of substantially performing his duties hereunder for a period of six (6) consecutive months or an aggregate of 180 days in any twelve (12) month period;

                    (d) at the Company's option, for "cause" in the event of (i) a material breach of the Agreement by reason of the Employee's repeated and willful failure or refusal to perform his duties in accordance with the Agreement or (ii) the conviction of the Employee of a felony or of a misdemeanor involving financial impropriety or (iii) the material breach of the Employee's fiduciary duty to the Company; provided, however, that no termination shall occur under clause (i) unless the Employee first shall have received notice specifying the acts or omissions alleged to constitute such breach and, if such breach can be corrected, it continues after the Employee shall have had reasonable opportunity to correct it;

                    (e) at the Employee's option, in the event of (i) a material breach of the Agreement by the Company or (ii) the assignment to the Employee of duties inconsistent with his duties as described in Sections 1.1 and 1.2 above or (iii) a substantial alteration in the



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Employee's reporting responsibility, title or office or (iv) a move of the
Company's principal executive offices outside the County of Los Angeles or (v) within two (2) years from and after the date hereof, there shall occur a "change of control" of the Company as defined in Exhibit B hereto; provided, however, that no termination shall occur under clause (i) unless the Company first shall have received notice specifying the acts or omissions alleged to constitute such breach and, if such breach can be corrected, it continues after the Company shall have had reasonable opportunity to correct it; or

                    (f) at the Company's option by resolution of the Board of Directors for any reason whatsoever without cause.

               3.3 Duties Upon Termination. In the event that employment under the Agreement is terminated by the Company other than for "cause," as defined herein, or by the Employee in any circumstance described in Section 3.2(e), neither the Company nor the Employee shall have any remaining duties or obligations hereunder, except that (i) the Company shall continue to pay to the Employee, or his estate, the compensation to which Employee would otherwise be entitled pursuant to Sections 2.1(a) and (c) during the period commencing on the effective date of such termination and ending on the date occurring twenty-four
(24) calendar months after such effective date, (ii) the Employee shall continue to be bound by Section 4 of the Agreement, and (iii) the Employee shall resign as a director of the Company, if he then be such, immediately upon the request of a majority of the Board of Directors (other than the Employee). Employee shall have the right, by giving the Company written notice of his election within 60 days following termination of employment, to require the Company to pay any amounts payable pursuant to clause 3.3(i) of this Agreement, in a single lump sum.

          4. TRADE SECRETS

               4.1 Trade Secrets. The Employee shall not, without the prior written consent of the Company's Board of Directors in each instance, disclose or use in any way, during the term of his employment by the Company or thereafter, except as required in the course of such employment, any confidential business or technical information or trade secret of the Company acquired in the course of such employment, whether or not patentable, copyrightable or otherwise protected by law, and whether or not conceived of or prepared by him (collectively, the "Trade Secrets") including, without limitation, any information concerning designs, patterns, customer lists, products, procedures, operations, investments, financing, costs, employees, purchasing, accounting, marketing, merchandising, sales, salaries, pricing, profits and plans for future development, the identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business, and all other information which is related to any product, service or business of the Company, other than information which is generally known in the industry in which the Company transacts business or is acquired from public sources; all of which Trade Secrets are the exclusive and valuable property of the Company.

               4.2 Tangible Items. All files, accounts, records, documents, books, forms, notes, reports, memoranda, studies, compilations of information, correspondence and all copies, abstracts and summaries of the foregoing, and all other physical items related to the Company,



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other than a merely personal item, whether of a public nature or not, and whether prepared by the Employee or not, are and shall remain the exclusive property of the Company and shall not be removed from the premises of the Company, except as required in the course of employment by the Company, without the prior written consent of the Company's Board of Directors in each instance, and the same shall be promptly returned to the Company by the Employee on the expiration or termination of his employment by the Company or at any time prior thereto upon the request of the Company.

               4.3 Solicitation of Employees. During the term of his employment by the Company and for one (1) year thereafter (such period not to include any period of violation hereof by the Employee or period which is required for litigation to enforce this paragraph and during which the Employee is in violation hereof), the Employee shall not, directly or indirectly, either for his own benefit or purposes or the benefit of purposes of any other person, employ or offer to employ, call on, solicit, interfere with or attempt to divert or entice away any employee of the Company in any capacity if that person possesses or has knowledge of any Trade Secrets of the Company.

               4.4 Injunctive Relief. The Employee hereby acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of this Section 4 and, accordingly, that the Company shall be entitled to seek temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of posting any bond or other undertaking in connection therewith. This provision with respect to injunctive relief shall not, however, diminish the Company's right to claim and recover damages.

               4.5 "Company". For the purposes of this Section 4 of the Agreement only, the term "Company" shall mean collectively The Sirena Apparel Group, Inc., a Delaware corporation, and its successors, assigns and nominees, and all individuals, corporations and other entities that directly, or indirectly through one or more intermediaries, control or are controlled by or are under common control with any of the foregoing.

          5. RELEASE

               5.1 Termination of Prior Agreements. The rights and obligations of the Company and the Employee, if any, under any and all prior agreements, understandings and arrangements in respect of the Employee's employment by the Company ("Prior Agreements") hereby are terminated effective as of the date hereof. From and after the date hereof, neither the Company nor the Employee shall have any further rights or obligations whatsoever under the Prior Agreements, except that such termination shall not affect the stock purchase options granted to the Employee thereunder. Employee acknowledges that he has been paid and has received all sums and benefits payable under Prior Agreements.

               5.2 General Release.

                    (a) Except as expressly set forth in the Agreement, each party hereto fully, forever and unconditionally releases, exonerates, waives, relinquishes, discharges, acquits,



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relieves and covenants not to sue or charge each other party hereto and its agents, employees, representatives, attorneys, stockholders, officers, directors, successors and assigns (collectively, "all related persons"), and all affiliated, parent and subsidiary corporations, and each of them, and all related persons connected therewith, from any and all rights, claims, demands, debts, obligations, liabilities, promises, acts, agreements, costs, expenses (including but not limited to attorneys' fees), damages, disputes, controversies, actions and causes of action, of whatever kind or nature, in law or equity, whether known or unknown, suspected or unsuspected, potential or actual, based on, arising out of, or in any way connected with or related to the Prior Agreements.

                    (b) Except as expressly set forth in the Agreement, each party hereto acknowledges that no statement, representation, promise or inducement has been made by any other party hereto in connection with the Agreement, and each party hereto specifically acknowledges that it has not relied upon any statement, representation, promise or inducement of any other party hereto in executing the Agreement. The Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter hereof and contains all of the agreement of the parties hereto. There are no oral understandings not incorporated herein. The Agreement shall not be amended, modified, supplemented or abrogated other than by a written instrument duly executed by all parties hereto.

                    (c) Each party hereto understands and agrees that this
Section 5 extends to all claims of whatever kind and nature, known or unknown, suspected or unsuspected, and they each expressly waive any and all rights under
Section 1542 of the Civil Code of the State of California, which provides as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each party hereto expressly waives and releases any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California, as well as under the provisions of all comparable or similar statutes, provisions of common law or other decisional law of any and all states of the United States. In connection with such waiver and relinquishment, each party hereto acknowledges that it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of each party hereto through the Agreement, to fully, finally and forever settle and release all such matters, and all claims relative thereto, which now exist, may exist or heretofore have existed between them. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different claims or facts relative thereto, and each party expressly assumes the risk of any injury, loss or damage which may arise from this waiver.



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          6. MISCELLANEOUS

               6.1 Severable Provisions. The provisions of the Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

               6.2 Successors and Assigns. All of the terms, provisions and obligations of the Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Notwithstanding the foregoing, neither the Agreement nor any rights hereunder shall be assigned, pledged, hypothecated or otherwise transferred by the Employee without the prior written consent of the Company's Board of Directors in each instance.

               6.3 Governing Law. The validity, construction and interpretation of the Agreement shall be governed by the laws of the State of California applicable to contracts made and to be performed within that state.

               6.4 Arbitration. At the demand of either party any dispute except under Section 4 arising out of this Agreement shall be resolved through binding arbitration. The Company shall pay all arbitration costs. Unless the parties agree on a different arbitration procedure, arbitration shall take place under the Expedited Labor Arbitration Rules of the American Arbitration Association of Los Angeles, California. The decision of the arbitrator shall be final and binding on both parties.

               6.5 Headings. Section and subsection headings are not to be considered part of the Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of the Agreement or the intent of any provision hereof.

               6.6 Entire Agreement. The Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of the Agreement. No supplement, modification, waiver or termination of the Agreement shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of the Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

               6.7 Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given
(i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below or (iii) if given by telex or telecopier, when such notice of other communication is transmitted to the telex or telecopier number specified below and the appropriate answerback or telephonic confirmation is received. Either party may change the address to



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which such notices are to be addressed by giving the other party notice in the manner herein set forth.

               6.8 Attorneys' Fees. In the event any party takes legal action to enforce any of the terms of the Agreement, the unsuccessful party to such action shall pay the successful party's expenses, including attorneys' fees, incurred in such action.

               6.9 Third Parties. Nothing in the Agreement, expressed or implied, is intended to confer upon any person other than the Company or the Employee any rights or remedies under or by reason of the Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed as of the date and year first set forth above.


                                            THE SIRENA APPAREL GROUP, INC.




                                            By: /s/ Maurice B. Newman
                                               ---------------------------------
                                            Authorized Representative
                                            10333 Vacco Street
                                            South El Monte, California  91733
                                            Telecopier No.:  (818) 442-2280




                                            /s/ Douglas Arbetmen
                                            ------------------------------------
                                            DOUGLAS ARBETMAN
                                            3459 Malaga Street
                                            Calabasas, California  91302



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             EXHIBIT A TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT


          1. Criteria for Determining Percentage of Maximum Annual Bonus Payable

          Employee's entitlement to payment of the maximum annual bonus payable shall be determined through application of the following weighting criteria, based upon the Company's financial condition and results of operations during the fiscal year of the Company with respect to which the bonus shall be determined, as follows:

                                                                              PERCENTAGE OF
                    CRITERION                                                 MAXIMUM BONUS

        COMPANY CONSOLIDATED PRETAX EARNINGS

        *        100% or more of budget                                           25.0 %

        *         90% - 99.9% of  budget                                          20.0 %

        *         80% - 89.9% of budget                                           15.0 %

        *         75% - 79.9% of budget                                           10.0 %

        *        Below 75% of budget                                               0.0 %


        COMPANY NET SALES

        *        100% or more of budget                                           25.0 %

        *         95% - 99.9% of budget                                           20.0 %

        *         90% - 94.9% of budget                                           15.0 %

        *         85% - 89.9% of budget                                           10.0 %

        *        Less than 85% of budget                                           0.0 %

        COMPANY INVENTORY LEVELS AT OR BELOW LEVELS
        ESTABLISHED IN BUDGET AT FISCAL YEAR END
                                                                                  20.0 %

        COMPANY GROSS MARGIN ON SALES EQUAL TO OR GREATER THAN
        BUDGET                                                                    25.0 %

        SOLE DISCRETION OF BOARD OF DIRECTORS                                      5.0 %

          2. Eligibility for, and Award of, Stock Options

          Employee shall be eligible to receive an award of nonqualified options to purchase up to 33,333 shares of the Company's Common Stock in respect of each of the first three years of employment pursuant to the Agreement. Awards shall be made within 90 days following the end of the Company's fiscal year in which earned. The exercise price shall be 100 percent of the fair


                                                                       EXHIBIT A
market value of the shares on the date of the award. Vesting and other terms of the options shall be the same as with respect to other options under the Company's Stock Incentive Plan. The actual number of shares which shall be the subject of options in respect of any single year shall be determined by applying the criteria set forth in paragraph 1 above to the maximum number of shares which the employee is eligible to receive, viz. 33,333. In no event shall this Agreement be interpreted to entitle Employee to receive awards of options to purchase in excess of 100,000 shares. Any of the options which Employee shall be eligible to earn under paragraph 2.1(h) of the Agreement which shall not be earned in the first three years of employment under the Agreement shall lapse.



                                                                       EXHIBIT A

             EXHIBIT B TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                        Definition of "Change of Control"


          For purposes of this Agreement, a "CHANGE OF CONTROL" of the Company shall mean the occurrence of any of the following:

          1. The acquisition by any person [as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")] in one or more transfers of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act of 50 percent or more of the stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of the Company (irrespective of whether at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

          2. The individuals who, as of the date of this Agreement, are directors of the Company, cease for any reason to constitute a majority of the Board of Directors, unless the election or appointment, or nomination for election or appointment, of any new member of the Board of Directors was approved by a vote of a majority of the Board of Directors, and such new member shall, for purposes of this Agreement, be considered as a member of the Board of Directors.

          3. A merger or consolidation involving the Company if the stockholders of the Company immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50 percent of the combined voting power of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power outstanding immediately before such merger or consolidation.

          4. The Company ceases to be directly, or indirectly through one or more intermediaries, controlled by the same person or persons controlling the Company as of the date of this Agreement.


                                                                       EXHIBIT B